                                                        Exhibit B

                        NEES GLOBAL, INC.
     Consolidated Statement of Income and Accumulated Deficit
            For the Twelve Months Ended March 31, 1999
                (Unaudited, Subject to Adjustment)
                      (thousands of dollars)

INCOME
------
Rental water heater revenue                                     $  6,702
Consulting revenue and other                                         843
Equity in earnings - HydroServ Group, LLC                            (92)
                                                                --------
         Total income                                              7,453
                                                                --------
EXPENSE
-------

Operation and maintenance expenses                                 5,473
Write-off of investment in:
  Underwater Unlimited Diving Services, Inc.                       1,000
  Monitoring Technologies, Inc.                                      475
  HydroServ Group, LLC                                                 9
Loss on sale of interest in AllEnergy Marketing Co., Inc.            220
Depreciation                                                            1,730
Income taxes                                                        (785)
                                                                --------
         Total expenses                                            8,122
                                                                --------

Net income (loss)                                                         $   (669)
                                                                ========

Accumulated deficit at beginning of period                      $ (9,469)

Accumulated deficit at end of period                            $(10,138)
                 ========